Blue Sphere Corporation S-1/A

Exhibit 21.1

LIST OF SUBSIDIARIES AND AFFILIATES

Blue Sphere Corporation (the “Company”) has the following direct and indirect subsidiaries and/or affiliates:

Subsidiary Name	Jurisdiction of Formation	Percentage of Ownership

Eastern Sphere, Ltd.	Israel	100%

Bluesphere Pavia S.r.l	Italy	100%	(1)

Agricerere S.r.l.	Italy	100%	(2)

Agrielekra S.r.l.	Italy	100%	(2)

Agrisorse S.r.l.	Italy	100%	(2)

Gefa S.r.l.	Italy	100%	(2)

PureSphere Ltd.	Israel	50%	(3)

Blue Sphere Brabant B.V.	Holland	100%

Rhode Island Energy Partners, LLC	Delaware	22.75%	(5)

Orbit Energy Rhode Island, LLC	Rhode Island	22.75%	(4)(5)

Concord Energy Partners, LLC	Delaware	25%	(5)

Orbit Energy Charlotte, LLC	North Carolina	25%	(4)(5)

Bino Sphere LLC	Delaware	100%

(1)	The Company’s interest in Bluesphere Pavia S.r.l is based on its interest in Eastern Sphere, Ltd., which owns 100% of Bluesphere Pavia S.r.l.

(2)	The Company’s interests in these entities is based on its interest in Bluesphere Pavia S.r.l, which owns 100% of these entities.

(3)	The Company’s interest in interests in these entities is based on its interest in Eastern Sphere, Ltd., which owns 50% of each of these entities.

(4)	The Company’s interests in these entities is based on its interests in Concord Energy Partners, LLC and Rhode Island Energy Partners, LLC, which are the sole owners of Orbit Energy Charlotte, LLC and Orbit Energy Rhode Island, LLC, respectively.

(5)	Such entity is deemed to be nonconsolidated affiliate of the Company.